THE PROCTER & GAMBLE COMPANY
                                                                   One P&G Plaza
                                                            Cincinnati, OH 45202


NEWS RELEASE
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                        P&G ANNOUNCES MANAGEMENT CHANGES
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     CINCINNATI, June 15, 2005 - The Board of Directors of the Procter & Gamble
Company (NYSE:PG) today announced the following management changes effective July 1, 2005:

     o Paolo deCesare, 44, currently president - global skin care and global personal cleansing, has been elected president - global skin care, personal cleansing and deodorants.

     o Melanie Healey, 44, currently vice president - North America feminine care, has been elected president - global feminine care.

     o Steven W. Jemison, 54, currently general counsel - Central and Eastern Europe, Middle East and Africa, has been elected secretary and associate general counsel.

     o Charles E. Pierce, 48, currently president - global family care, has been elected president - global oral care.

     o Martin Riant, 46, currently president - global feminine care and global deodorants/Old Spice(R), has been elected president - global baby care and adult care.

     o David S. Taylor, 47, currently vice-president - North America family care, has been elected president - global family care.

     The company also announced the following management changes effective August 1, 2005:

     o Valarie L. Sheppard, 41, currently manager - finance and accounting, global household care, has been elected vice president and comptroller.

     The company also announced the following management changes effective September 1, 2005:

     o Charles (Chip) V. Bergh, 47, currently president - ASEAN, Australasia and India, has been elected president on special assignment.

     o Deborah A. Henretta, 44, currently president - global baby and adult care, has been elected president - ASEAN, Australasia and India.

     "These individuals bring a strong track record of success to their new roles," said A. G. Lafley, chairman of the board, president and chief executive. "Their business know-how and deep experience will help drive future growth for the company."

     In addition, the company announced the following retirements:

     o John K. Jensen, 55, vice president and comptroller, will retire on October 1, 2005, after more than 32 years of service. Until then, he will serve as vice president on special assignment effective August 1, 2005.

     o Michael E. Kehoe, 48, president - global oral care, will retire on January 2, 2006, after more than 27 years of service. Until then, he will serve as president on special assignment effective August 1, 2005.

ABOUT PROCTER & GAMBLE
----------------------

     Two billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Actonel(R), Olay(R), Clairol Nice `n Easy(R), Head & Shoulders(R), and Wella. The P&G community consists of almost 110,000 employees working in over 80 countries worldwide. Please visit HTTP://WWW.PG.COM for the latest news and in-depth information about P&G and its brands.


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P&G MEDIA CONTACTS:
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In the US: 1-866-PROCTER or 1-866-776-2837
International: +1-513-945-9087

P&G INVESTOR RELATIONS CONTACT:
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Thomas Tippl - 513-983-2414